As filed with the Securities and Exchange Commission on August 13, 2004

Registration No. 333-XXXXXX

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

PETROLEUM DEVELOPMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada 95-2636730

(State or other jurisdiction of (I.R.S. Employer Identification No.)

incorporation or organization)

103 East Main Street, Bridgeport, West Virginia 26330

(Address of Principal Executive Offices) (Zip Code)

2004 LONG-TERM EQUITY COMPENSATION PLAN

(Full Title of the Plan)

Steven R. Williams

President and Chief Executive Officer

Petroleum Development Corporation

103 East Main Street, Bridgeport, West Virginia 26330 (304) 842-6256

(Name, address and telephone number of agent for service)

Copy to:

Laurence S. Lese, Esq.

Duane Morris LLP

1667 K Street, N.W., Suite 700

Washington, D.C. 20006

(202) 776-7800

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value per share	750,000 shares	$27.90	$20,925,000	$2,652

(1) Plus such additional number of shares as may be required under the 2004 Long-Term Equity Compensation Plan in the event of a stock dividend or split, recapitalization, reclassification, merger, consolidation, combination, or exchange of shares, or other similar corporate change.

(2) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(h)(1), upon the average of the highest and lowest quoted selling prices of the Registrant's Common Stock reported on the Nasdaq National Market on August 12, 2004, a date within five days of the date on which this Registration Statement was filed and on the statutory basis of $126.70 per million of securities registered.

An Index to Exhibits is included on page 7 of this Form S-8.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the note to Form S-8, the document containing the information specified in Items 1 and 2 of Part I of the Form S-8 is not being filed with the Commission as part of this Registration Statement, but will be sent or given to participants as specified by Rule 428(b)(1).

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Certain Documents by Reference

The following documents and portions of documents filed by Petroleum Development Corporation ("PDC") with the Commission are hereby incorporated into this Registration Statement by reference:

    PDC's Annual Report on Form 10-K for the year ended December 31, 2003;

(b) PDC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

(c) PDC's Current Reports on Form 8-K filed on January 5, 2004, January 9, 2004, January 13, 2004, February 5, 2004, February 5, 2004, February 26, 2004, February 27, 2004, April 20, 2004, May 5, 2004, May 11, 2004, May 12, 2004, June 14, 2004, July 6, 2004, July 23, 2004, July 26, 2004 and August 2, 2004; and

(d) The description of PDC's Common Stock as set forth under the caption "Description of Capital Stock" presented on pages 43-44 in the prospectus portion of PDC's Form S-2 Registration Statement, SEC File No. 333-36369, filed with the Commission on October 31, 1997 and PDC's SEC Rule 424(b)(3) prospectus dated November 4, 1997, filed with the Commission on or about November 4, 1997.

PDC additionally incorporates by reference herein all documents subsequently filed by PDC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, and deems such documents to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the dates of filing such documents. Copies of these documents will not be filed with this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference into this Registration Statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4 - Description of Securities

This Item is omitted because PDC's Common Stock is registered under Section 12 of the Exchange Act.

Item 5 - Interests of Named Experts and Counsel

Members of Duane Morris LLP, counsel for PDC, own shares of PDC common stock. The fair market value of this stock ownership is less than $50,000. Under the regulations of the Commission, Duane Morris LLP is not deemed to have a substantial interest in PDC.

Item 6 - Indemnification of Directors and Officers

PDC's bylaws contain provisions providing that PDC shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or other agent of PDC, or is or was serving at the request of PDC as a director, officer, employee, or other agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with that proceeding, if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of PDC, and in actions by PDC with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful.

To the extent that any director, officer, employee or other agent of PDC has been successful on the merits in defense of any proceeding referred to in the bylaws, that person shall be indemnified against expenses actually and reasonably incurred by that person in connection with that proceeding. Except as provided in the preceding sentence, any indemnification may be made by PDC only if authorized in the specific case upon a determination that indemnification of the director, officer, employee or other agent is proper in the circumstances because that person has met the applicable standard of conduct set forth in the bylaws by (a) a majority vote of a quorum consisting of directors who are not parties to the proceeding; (b) approval by the affirmative vote of a majority of the shares of PDC represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum); or (c) the court in which the proceeding is or was pending, upon application made by PDC or the subject person or the attorney or other person rendering the services in connection with the defense, whether or not the application by the subject person, attorney or other person is opposed by PDC.

Expenses incurred in defending any proceeding may be advanced by PDC before the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or other agent of PDC to repay the amount of the advance unless it shall be determined ultimately that the subject person is entitled to be indemnified as authorized by the bylaws.

PDC's Articles of Incorporation provide that no director or officer of PDC shall be personally liable to PDC or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) an act or omission that involves intentional misconduct, fraud or a knowing violation of the law; (ii) an act or omission for which the liability of a director or officer is expressly provided for by an applicable statute, including the liability for payment of distributions in violation of Section 78.300 of the Nevada Revised Statues; and (iii) any other act, omission, transaction or breach of duty as to which any applicable statute, rule or regulation provides that the liability of directors or officers may not be eliminated or limited.

Item 7 - Exemption from Registration Claimed

This Item is omitted because it is not applicable.

Item 8 - Exhibits

The exhibits to this registration statement are listed in the Exhibit Index included elsewhere herein.

Item 9 - Undertakings

Rule 415 Offering

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of West Virginia, on the 13th day of August 2004.

Petroleum Development Corporation

By: /s/ Steven R. Williams

Steven R. Williams

President, Chief Executive Officer

and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.
Signature	Title	Date
/s/ Steven R. Williams Steven R. Williams	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 13, 2004
/s/ Darwin L. Stump Darwin L. Stump	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 13, 2004
/s/ Vincent F. D'Annunzio Vincent F. D'Annunzio	Director	August 13, 2004
/s/ Jeffrey C. Swoveland Jeffrey C. Swoveland	Director	August 13, 2004
/s/ Donald B. Nestor Donald B. Nestor	Director	August 13, 2004
/s/ Kimberly Luff Wakim Kimberly Luff Wakim	Director	August 13, 2004
/s/ David C. Parke David C. Parke	Director	August 13, 2004
/s/ Thomas E. Riley Thomas E. Riley	Director	August 13, 2004

INDEX TO EXHIBITS

The following documents are attached as exhibits to this Form S-8 or, if annotated by the symbol *, are incorporated by reference as Exhibits to previous filings of the Registrant with the Commission.

Exhibit

Number

5.1 Opinion of Duane Morris LLP.

23.1 Consent of Duane Morris LLP

(contained in their opinion filed as Exhibit 5.1).

    Consent of KPMG LLP.
    Awareness Notice of KPMG LLP

99.1 2004 Long-Term Equity Compensation Plan.